UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2007

MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21571	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Monster Worldwide, Inc. (the “Company”) announced on April 12, 2007 that William Pastore has resigned from the positions of President, Chief Executive Officer and Director of the Company effective April 11, 2007 by mutual agreement with the Company’s Board of Directors.  Mr. Pastore will continue to be employed by the Company through June 2007 to facilitate an orderly transition.  The Company also announced on April 12, 2007 that its Board of Directors named Salvatore Iannuzzi Chairman of the Board of Directors and Chief Executive Officer, effective April 11, 2007.  Mr. Iannuzzi has been a member of the Board of Directors of the Company since July 2006 and has served as Chairman of the Executive Committee since October 2006.

Mr. Iannuzzi, 53, was president of Motorola, Inc.’s Enterprise Mobility business from January 2007 to the present.  He served as a director of Symbol Technologies, Inc. (“Symbol”) from December 2003 until January 9, 2007, the date of such company’s sale to Motorola, Inc., and as President and Chief Executive Officer of Symbol from January 2006 until January 9, 2007.  He previously served as Interim President and Chief Executive Officer and Chief Financial Officer of Symbol from August 2005 to January 2006 and as Senior Vice President, Chief Administrative and Control Officer of Symbol from April 2005 to August 2005.  He served as the Non-Executive Chairman of the Board of Directors of Symbol from December 2003 to April 2005.  From August 2004 to April 2005, Mr. Iannuzzi was an independent consultant.  Prior thereto, from April 2000 to August 2004, Mr. Iannuzzi served as Chief Administrative Officer of CIBC World Markets.

On April 12, 2007, the Company issued a press release announcing the matters discussed above.  The press release is attached as Exhibit 99.1 to this report.

Employment Agreement with Salvatore Iannuzzi

The Company and Mr. Iannuzzi entered into an Employment Agreement, effective as of April 11, 2007 (the “Employment Agreement”).  The term of the Employment Agreement is through December 31, 2012.  Pursuant to the Employment Agreement, Mr. Iannuzzi’s annual base salary will be $1,000,000, subject to discretionary increases by the Board of Directors.  With respect to 2007 and each subsequent fiscal year during the term of the Employment Agreement, Mr. Iannuzzi is eligible to receive a bonus as determined pursuant to the Company’s 1999 Long Term Incentive Plan (the “Plan”) and on the basis of his or the Company’s attainment of objective financial or other operating criteria to be established by the Compensation Committee from time to time.  Mr. Iannuzzi received a grant of 225,000 shares of restricted stock of the Company in accordance with the terms of the Plan, which will vest in equal parts on each of the first four anniversaries of the effective date of the Employment Agreement, subject to continued employment.  For each year of the term of the Employment Agreement after 2007, Mr. Iannuzzi is eligible to be granted restricted stock and options to purchase common stock of the Company pursuant to the Plan and other equity compensation awards (“Equity Awards”) at such times and in such amounts as determined by the Compensation Committee.  If the Employment Agreement is terminated by the Company without cause (as defined in the Employment Agreement) or a change of control of the Company (as defined in the Employment Agreement) occurs, all Equity Awards held by Mr. Iannuzzi will become fully vested and fully exercisable, and Mr. Iannuzzi will be entitled to cash severance based on formulas set forth in the Employment Agreement.  The Employment Agreement is attached as Exhibit 10.1 to this report.

Agreement with William Pastore

On April 11, 2007, the Company and Mr. Pastore entered into a letter agreement (the “Agreement”).  Pursuant to the Agreement, Mr. Pastore will continue to be employed by the Company until June 30, 2007 and will receive an annual base salary of $800,000 (prorated for periods of less than a full year).  Following the termination of Mr. Pastore’s employment, Mr. Pastore will receive severance payments at an annual rate of $800,000 until the second anniversary of the termination date.  Following the termination of Mr. Pastore’s employment, Mr. Pastore will also receive certain medical and dental benefits for a period of 18 months from the termination date.  On the termination date of Mr. Pastore’s employment, any portion of restricted stock and restricted stock units of the Company held by Mr. Pastore that are unvested will vest (other than the March 30, 2007 grant of 40,000 restricted stock units of which Mr. Pastore has waived receipt). In connection with Mr. Pastore’s cessation of employment, the Company expects to record a severance charge of approximately $12.7 million in the second quarter of 2007.  The charge will include approximately $11.1 million of non-cash compensation related to the accelerated vesting of 281,250 shares of restricted stock and 56,250 restricted stock units and $1.6 million related to the cash severance obligation.  The Agreement is attached as Exhibit 10.2 to this report.

Item 9.01                                                 Financial Statements and Exhibits

10.1                                                                           Employment Agreement, dated April 11, 2007, between Monster Worldwide, Inc. and Salvatore Iannuzzi.

10.2                                                                           Letter Agreement, dated April 11, 2007, between Monster Worldwide, Inc. and William Pastore.

99.1                                                                           Press release dated April 12, 2007 issued by Monster Worldwide, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.

Registrant

By:	/s/ Charles Baker
Senior Vice President and
Chief Financial Officer

Dated:  April 16, 2007

EXHIBIT INDEX

10.1	Employment Agreement, dated April 11, 2007, between Monster Worldwide, Inc. and Salvatore Iannuzzi.

10.2	Letter Agreement, dated April 11, 2007, between Monster Worldwide, Inc. and William Pastore.

99.1	Press release dated April 12, 2007 issued by Monster Worldwide, Inc.